RETURN LOAN AGREEMENT

THIS RETURN LOAN AGREEMENT, made this 6-20, 2008, by and between Powerraise INC., having an address at 2600 Philmont Ave. Suite 310, Huntingdon Valley, PA ("Borrower") and Bransville Investment LIMITED, having an address at 50 town range, Gibraltar ("Lender").

WHEREAS, Borrower wishes to return a loan the Lender, and Lender wishes to accept the money from Borrower and agrees to wave the interest.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, all of which are deemed sufficient, it is hereby agreed to as follows:

1.

Immediately upon the full execution hereof, Borrower shall transfer the Lender the amount of $5,000. (the "Loan") by wire transfer.

2.

The Lender is approving a full return of the $5000 loan of June 3, 2008

3.

The interest rate on the outstanding and unpaid principal amount of the Loan shall be waved.

Bransville Investment LIMITED

By: Adrian Olivero

Title: Director

BRANSVILLE INVESTMENT LIMITED